UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 9, 2009 (March 5, 2009)

WESTAR ENERGY, INC.

(Exact name of registrant as specified in its charter)

KANSAS	1-3523	48-0290150
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

818 South Kansas Avenue, Topeka, Kansas	66612
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (785) 575-6300

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

WESTAR ENERGY, INC.

Section 5. Corporate Governance and Management

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 5, 2009, our Compensation Committee considered adjustments to salaries for our named executive officers. The Compensation Committee recognized that the executive officers had led the company to notable accomplishments in 2008, especially with respect to goals for safety, reliability and successfully completing large construction projects. Nevertheless, in light of current economic conditions and uncertainty about how long these conditions may persist, no changes were made in the base compensation for William B. Moore, President and Chief Executive Officer, Douglas R. Sterbenz, Executive Vice President and Chief Operating Officer, and Mark A. Ruelle, Executive Vice President and Chief Financial Officer. Approved base compensation for our two other named executive officers, James J. Ludwig, Executive Vice President, Public Affairs and Consumer Services, and Larry D. Irick, Vice President, General Counsel and Corporate Secretary, is $246,000 and $256,000, respectively. We do not pay an annual incentive or bonus to our named executive officers.

The Compensation Committee also reviewed the long-term incentive compensation of Mr. Moore. Review of data provided by an independent compensation consultant showed that Mr. Moore's long-term incentive compensation was significantly lower than the market levels of long-term incentive compensation for the chief executive officer position at comparable-sized utilities. As a result, the Compensation Committee approved an award of 30,000 restricted share units vesting on March 5, 2010, subject to Mr. Moore's continued employment through such date. No awards of restricted share units were approved for any of the other executive officers.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Westar Energy, Inc.
Date: March 9, 2009
	By:	/s/ Larry D. Irick
	Name:	Larry D. Irick
	Title:	Vice President, General Counsel and Corporate Secretary